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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2
                             (AMENDMENT NO. 1)(1)


                          CORVAS INTERNATIONAL, INC.
                          --------------------------
                               (Name of Issuer)


                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)


                                  22100 5 101
                                  -----------
                                (CUSIP Number)


                                JANUARY 3, 2000
                                ---------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /    Rule 13d-1(b)
         /X/    Rule 13d-1(c)
         / /    Rule 13d-1(d)










----------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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-----------------------------                          -------------------------
CUSIP NO. 22100 5 101                 13G              PAGE 2 OF 8 PAGES
-----------------------------                          -------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:
                    BIOTECHNOLOGY VALUE FUND, L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /x/  (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                    DELAWARE
--------------------------------------------------------------------------------
          NUMBER         5    SOLE VOTING POWER
            OF                     0
          SHARES        --------------------------------------------------------
       BENEFICIALLY      6    SHARED VOTING POWER
         OWNED BY                  677,380
           EACH         --------------------------------------------------------
         REPORTING       7    SOLE DISPOSITIVE POWER
          PERSON                   0
           WITH         --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   677,380
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
                    677,380
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    3.8%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON*
                    PN
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

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-----------------------------                          -------------------------
CUSIP NO. 22100 5 101                 13G              PAGE 3 OF 8 PAGES
-----------------------------                          -------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:
                    BIOTECHNOLOGY VALUE FUND II, L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /x/  (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                    DELAWARE
--------------------------------------------------------------------------------
          NUMBER         5    SOLE VOTING POWER
            OF                     0
          SHARES        --------------------------------------------------------
       BENEFICIALLY      6    SHARED VOTING POWER
         OWNED BY                  953,912
           EACH         --------------------------------------------------------
         REPORTING       7    SOLE DISPOSITIVE POWER
          PERSON                   0
           WITH         --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   953,912
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
                    953,912
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    5.3%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON*
                    PN
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

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-----------------------------                       ----------------------------
 CUSIP NO.  22100 5 101                13G           PAGE 4 OF 8 PAGES
-----------------------------                       ----------------------------

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
              BVF PARTNERS L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/   (b) / /
--------------------------------------------------------------------------------
  3      SEC USE ONLY
--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
    NUMBER                  0
      OF            ------------------------------------------------------------
    SHARES          6  SHARED VOTING POWER
 BENEFICIALLY               1,884,537
   OWNED BY         ------------------------------------------------------------
     EACH           7  SOLE DISPOSITIVE POWER
   REPORTING                0
    PERSON          ------------------------------------------------------------
     WITH           8  SHARED DISPOSITIVE POWER
                            1,884,537
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,884,537
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              10.5%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
              PN
--------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT!


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-----------------------------                       ----------------------------
 CUSIP NO.  22100 5 101                13G           PAGE 5 OF 8 PAGES
-----------------------------                       ----------------------------

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSONS
              BVF INC.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/   (b) / /
--------------------------------------------------------------------------------
  3      SEC USE ONLY
--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
    NUMBER                  0
      OF            ------------------------------------------------------------
    SHARES          6  SHARED VOTING POWER
 BENEFICIALLY               1,884,537
   OWNED BY         ------------------------------------------------------------
     EACH           7  SOLE DISPOSITIVE POWER
   REPORTING                0
    PERSON          ------------------------------------------------------------
     WITH           8  SHARED DISPOSITIVE POWER
                            1,884,537
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,884,537
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              10.5%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
              IA, CO
--------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT!


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-----------------------------                       ----------------------------
 CUSIP NO.  22100 5 101                13G           PAGE 6 OF 8 PAGES
-----------------------------                       ----------------------------


ITEM 1(a).    NAME OF ISSUER:

              Corvas International, Inc. ("Corvas")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              3030 Science Park Road
              San Diego, CA  92121

ITEM 2(a).    NAME OF PERSON FILING:

              This amendment to Schedule 13G is being filed on behalf of the following persons*:

              (i)      Biotechnology Value Fund, L.P. ("BVF")
              (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
              (iii)    BVF Partners, L.P. ("Partners")
              (iv)     BVF Inc. ("BVF Inc.")

              * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).    CITIZENSHIP:

              BVF:                       a Delaware limited partnership
              BVF2:                      a Delaware limited partnership
              Partners:                  a Delaware limited partnership
              BVF Inc.:                  a Delaware corporation

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              The class of securities beneficially owned by the persons filing this amendment to Schedule 13G is common stock.

ITEM 2(e).    CUSIP NUMBER:

              22100 5 101

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----------------------------------          ----------------------------------
 CUSIP NO.  22100 5 101              13G     PAGE 7 OF 8 PAGES
----------------------------------          ----------------------------------

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
           BOX:  /X/

ITEM 4.    OWNERSHIP:

           The information in items 1 and 5 through 11 on the cover pages (pp.2 - 5) on this amendment to Schedule 13G is hereby incorporated by reference.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           BVF shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. BVF Inc. also shares voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF, BVF2 and Partners, certain other managed accounts on whose behalf BVF Inc., as investment manager, purchased such shares. None of the managed accounts individually own more than 5% of the Stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.


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----------------------------------          ----------------------------------
 CUSIP NO. 22100 5 101               13G     PAGE 8 OF 8 PAGES
----------------------------------          ----------------------------------

ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment to
Schedule 13G is true, complete and correct.

Dated:  January 7, 2000

           BIOTECHNOLOGY VALUE FUND, L.P.

           By:   BVF Partners L.P., its general partner

                 By:      BVF Inc., its general partner

                          By:    /s/ Mark N. Lampert
                                 ---------------------------
                                 Mark N. Lampert
                                 President

           BIOTECHNOLOGY VALUE FUND II, L.P.

           By:   BVF Partners L.P., its general partner

                 By:      BVF Inc., its general partner

                          By:    /s/ Mark N. Lampert
                                 ---------------------------
                                 Mark N. Lampert
                                 President

           BVF PARTNERS L.P.

           By:   BVF Inc., its general partner

                 By:      /s/ Mark N. Lampert
                          -----------------------------
                          Mark N. Lampert
                          President

           BVF INC.

           By:   /s/ Mark N. Lampert
                 -----------------------------
                 Mark N. Lampert
                 President